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DECHERT                                                               Exhibit 12
    LLP


                                FORM OF OPINION

                 , 2007

          MainStay VP Income & Growth Portfolio
          MainStay VP Series Fund, Inc.
          51 Madison Avenue
          New York, New York 10010


          MainStay VP ICAP Select Equity Portfolio
          MainStay VP Series Fund, Inc.
          51 Madison Avenue
          New York, New York 10010


          Dear Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences to MainStay VP Income & Growth Portfolio ("Acquired Fund"), a separate series of MainStay VP Series Fund, Inc., a Maryland corporation (the "Corporation"), to the holders of the shares of commons stock (the "Acquired Fund Shares") of Acquired Fund (the "Acquired Fund Shareholders"), an to MainStay VP ICAP Select Equity Portfolio ("Acquiring Fund"), a separate series of the Corporation, in connection with the proposed transfer of substantially all of the properties of Acquired Fund to Acquiring Fund in exchange solely for voting shares of common stock of Acquiring Fund ("Acquiring Fund Shares") and the assumption of all liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of
          [       ], and executed by the Corporation on behalf of Acquired Fund and Acquiring Fund.





          U.S. Austin Boston Charlotte Harrisburg Hartford New York
          Newport Beach Palo Alto Philadelphia Princeton San Francisco Washington DC EUROPE Brussels London Luxembourg Munich Paris
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For purposes of this opinion, we have examined and relied upon (1) the Plan,
(2) the Form N-14 filed by Acquiring Fund on [ ], 2007 with the Securities and Exchange Commission, (3) the related Proxy Statement dated [ ], 2007, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Corporation on behalf of Acquired Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Corporation on behalf of Acquired Fund, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

     This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

     Based upon the foregoing, it is our opinion that for federal income tax purposes:


1. The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under
   Section 368(a) of the Code.

2. Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3. Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4. Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.
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[Dechert LLP logo]                                                        Page 3


5. The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6. Acquiring Fund's holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7. The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8. The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9. An Acquired Fund Shareholder's holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of the Reorganization.

     We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.


Very truly yours,